Exhibit 99.1

Sutor Technology Group Limited Reports

Third Quarter of Fiscal Year 2015 Financial Results

CHANGSHU, China, May 15, 2015 -- Sutor Technology Group Limited (the "Company" or "Sutor") (Nasdaq: SUTR), one of the leading China-based manufacturers and service providers for fine finished steel products used by a variety of downstream applications, today announced its unaudited financial results for the third quarter of fiscal year 2015 ended March 31, 2015.

Ms. Lifang Chen, CEO and President of Sutor, commented, “Since the Company changed its traditional production model, Sutor Technology Co., Ltd, one of our subsidiaries ( “Sutor Technology PRC”) has become a brand operation and service center. We are pleased to see that Sutor Technology PRC generated 47.6% of Company’s total revenue in this fiscal quarter, and its revenue increased by 773.7% compared with the same period of fiscal year 2014. Through our efforts in brand promotion and development of online-to-offline (O2O) E-commerce, Sutor Technology PRC’s online orders increased gradually. With active expansion and development in emerging markets, our revenues from related parties in this quarter declined 100.0% compared with the same period of last year.

Ms. Chen continued, “To better build Sutor into a customized fine steel processing service provider, the other three subsidiaries Changshu Huaye Steel Strip Co., Ltd. (“Changshu Huaye”), Jiangsu Cold-Rolled Technology Co., Ltd. (“Jiangsu Cold-Rolled”) and Ningbo Zhehua Heavy Steel Pipe Manufacturing Co., Ltd. (“Ningbo Zhehua”) carried on customized processing services actively. To further Company’s transformation, Ningbo Zhehua introduced two precision cold rolling production lines with capacity of 100,000 and 200,000 metric tons, respectively, to increase our cold rolled market shares and expand the scope of our existing steel pipe lines. These two production lines are now under installation and testing.

“We abandoned massive extensive growth model and are transforming from a traditional steel products manufacturer to an advanced service provider in fine finished steel supply chain. Our efforts in launching O2O E-commerce strategy, constantly improving fine finished steel customized processing model and developing emerging logistic distribution networking system are all our solid steps in reaching goal of transformation. We believe that our transformation and upgrading certainly help us to obtain competitive advantages.” Ms. Chen concluded.

Third Quarter of Fiscal Year 2015 Results

Revenue. For the three months ended March 31, 2015, revenue was $21.1 million, compared to $96.4 million for the same period last year, a decrease of $75.3 million, or 78.1%.The decrease was mainly attributable to the change in our business model. In the past, our revenue was primarily derived from selling manufactured products and the sales price included the cost of steel sheets plus a gross profit. With the fee-based processing services, the price of pure processing services does not include the cost of steel sheets as the customers are responsible for procurement of the raw materials. As a result, revenue from processing one ton of fine finished steel products is only a fraction of the revenue from the traditional business model. Compared with 4.7% fee-based processing service revenue during the same period of last year, 19.1% of its revenue for the three months ended March 31, 2015 generated from fee-based processing service. In addition, we did not produce PPGI steel as the production line was shut down for scheduled technical upgrading.

On a geographic basis, revenue generated from outside of China was $1.3 million, or 5.9% of the total revenue, for the three months ended March 31, 2015, as compared to $3.8 million, or 4.0% of the total revenue, for the same period in 2014. We did not produce PPGI steel as the production line was shut down for scheduled technical upgrading. PPGI products are company’s main exported products. In addition, we lowered the price of our products in order to gain international market penetration.

Cost of Revenue. Cost of revenue decreased by $66.9 million, or 75.1%, to $22.2 million in the three months ended March 31, 2015, from $89.1 million in the same period in 2014. As a percentage of revenue, cost of revenue increased to 105.1% in the three months ended March 31, 2015, as compared to 92.4% in the same period last year. The decrease in cost of revenue was mainly due to our new fee-based processing model, which significantly reduced our cost of revenue. However, its percentage of revenue increased because those fixed costs including depreciation and amortization cost did not decrease at the early stage of our transformation period.

Gross profit and gross margin. Gross profit decreased by $8.4 million to $(1.1) million in the three months ended March 31, 2015, from $7.3 million in the same period in 2014. Gross profit as a percentage of revenue (gross margin) was (5.1)% for the three months ended March 31, 2015, as compared to 7.6% for the same period last year. The main reason for the declined gross margin was the upgrading of our PPGI production line and as a result, we did not produce high margin PPGI products during this quarter. In addition, in order to expand sales channels, we offered more competitive prices for processing services to attract more customers.

Total operating expenses. Our total operating expenses was $2.5 million in the three months ended March 31, 2015, from $3.7 million in the same period in 2014. As a percentage of revenue, our total operating expenses increased to 12.0% in the three months ended March 31, 2015, from 3.8% in the same period in 2014.

Selling expenses. Our selling expenses decreased by $0.5 million to $0.5 million in the three months ended March 31, 2015, from $1.0 million in the same period in 2014. As a percentage of revenue, our selling expenses increased to 2.3% for the three months ended March 31, 2015, from 1.0% for the same period last year. The reason for the decreased selling expenses is mainly because we optimized the delivery model which reduced the selling expenses effectively.

General and administrative expenses. General and administrative expenses increased by $0.7 million to $2.0 million, or 9.7% of the total revenue, in the three months ended March 31, 2015, from $2.7 million, or 2.8% of the revenue, in the same period in 2014. The increased general and administrative expenses were primarily due to the increased office expenses and other fixed miscellaneous expenses in this fiscal quarter.

Interest expense. Our interest expense decreased by $1.8 million to $0.2 million in the three months ended March 31, 2015, from $2.0 million in the same period in 2014. As a percentage of revenue, our interest expense was 0.8% of total revenue in the three months ended March 31, 2015, compared to 2.1% in the same period in 2014. The decrease was mainly due to a change in financing structure. We converted bank note payables to short term loans, which reduced the restricted cash and financial cost.

Provision for income taxes. Our income tax benefit was $1.3 million in the three months ended March 31, 2015, from $0.6 million of income tax expense in the same period last year, due to the decreased taxable profit amount.

Net income. Net income, without including the foreign currency translation adjustment, decreased by $3.7 million, or 329.2%, to $(2.6) million in the three months ended March 31, 2015, from $1.1 million in the same period in 2014, as a cumulative result of the above factors.

Liquidity and Capital Resources

As of March 31, 2015, we had cash and cash equivalents (excluding restricted cash) of $2.6 million and no restricted cash. Our short-term loans were approximately $203.4 million. We also had approximately $11.0 million long-term loans. As of March 31, 2015, the Company had an unused line of credit with banks of approximately $31.0 million which entitled us to draw bank loans for general corporate purposes. We do not have any large capital expenditure for new investment projects for the coming months.

Conference Call Information

Sutor's management will host an earnings conference call today, May 15, 2015, at 9:00 a.m. U.S. Eastern time/9:00 pm Beijing/Hong Kong time. Listeners may access the call by dialing US: +1 877 847 0047, CN: 800 876 5011, HK +852 3006 8101, access code: SUTR. A recording of the call will be available shortly after the call through June 15, 2015. Listeners may access it by dialing US: +1 866 572 7808, CN: 800 876 5013, HK: +852 3012 8000, access code: 714488.

Functional Currency

The functional currency of the Company is the Chinese Yuan Renminbi ("RMB"); however, the accompanying financial information has been expressed in United States Dollars ("USD"). The accompanying consolidated balance sheets have been translated into USD at the exchange rates prevailing at each balance sheet date. The accompanying consolidated statements of operations and cash flows have been translated using the weighted-average exchange rates prevailing during the periods of each statement. Transactions in the Company's equity securities have been recorded at the exchange rate existing at the time of the transaction.

About Sutor Technology Group Limited

Sutor is one of the leading China-based manufacturers and service providers for high-end fine finished steel products and welded steel pipes used by a variety of downstream applications. The Company utilizes a variety of in-house developed processes and technologies to convert steel manufactured by third parties into fine finished steel products, including hot-dip galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. The Company also offers fee-based steel processing services and sells products through electronic commerce platforms. To learn more about the Company, please visit http://www.sutorcn.com/en/index.php.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are “forward-looking statements” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, those concerning our expected financial performance, liquidity and strategic and operational plans, our future operating results, our expectations regarding the market for our products, our expectations regarding the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2014, and other risks mentioned in our other reports filed with the Securities Exchange Commission (“SEC”). Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," "optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Investor Relations

Sutor Technology Group Limited

Tel: +86-512-5268-0988

Email: investor_relations@sutorcn.com

Financial Tables Below:

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	June 30,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$2,611,240	$12,178,225
Restricted cash	-	60,860,255
Short-term investments	-	3,248,652
Trade accounts receivable, unrelated parties, net of allowance for doubtful accounts of $1,287,544 and $1,368,723, respectively	7,591,806	6,331,702
Trade accounts receivable, related parties	39,490,041	16,149,269
Notes receivables	63,657	194,919
Other receivables and prepayments, unrelated parties, net of allowance for doubtful accounts of $325,427 and $255,628, respectively	2,001,352	1,875,785
Other receivables and prepayments, related parties	407,931	405,558
Advances to suppliers, unrelated parties, net of allowance for doubtful accounts of $619,141 and $527,673, respectively	8,111,881	8,645,751
Advances to suppliers, related parties	275,880,702	286,085,768
Inventories, net	29,895,466	78,277,682
Current deferred tax assets	4,160,207	1,507,840
Total Current Assets	370,214,283	475,761,406
Non-current Assets:
Advances for purchase of long term assets	85,739	85,241
Long-term advances to suppliers, related parties, net	33,287,396	-
Property, plant and equipment, net	82,949,711	87,121,382
Intangible assets, net	3,524,275	3,568,855
Long-term investments	1,825,349	1,814,734
Total Non-current Assets	121,672,470	92,590,212
TOTAL ASSETS	$491,886,753	$568,351,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	$203,376,129	$139,223,123
Accounts payable, unrelated parties	7,996,523	5,843,599
Accounts payable, related parties	352,907	-
Notes payable	1,670,006	136,274,446
Other payables and accrued expenses, unrelated parties	14,974,459	4,613,201
Other payables and accrued expenses, related parties	3,378,641	3,110,196
Advances from customers, unrelated parties	9,095,000	7,917,111
Advances from customers, related parties	628,758	15,114,353
Warrant liabilities	-	866
Total Current Liabilities	241,472,423	312,096,895
Non-Current Liabilities
Long-term loans, unrelated parties	2,859,995	2,859,995
Long-term loans, related parties	8,182,018	8,182,018
Total Non-current Liabilities	11,042,013	11,042,013
Total Liabilities	252,514,436	323,138,908

Stockholders' Equity
Undesignated preferred stock - $0.001 par value; 1,000,000 shares authorized; nil shares outstanding	-	-
Common stock - $0.001 par value; authorized: 500,000,000 shares as of March 31, 2015 and June 30, 2014; issued: 42,282,267 shares and 42,252,267 shares as of March 31, 2015 and June 30, 2014, respectively	42,282	42,252
Additional paid-in capital	43,797,358	43,652,089
Statutory reserves	22,725,841	22,725,841
Retained earnings	129,464,830	137,081,594
Accumulated other comprehensive income	43,993,515	42,362,443
Less: Treasury stock, at cost, 590,838 as of March 31, 2015 and June 30, 2014	(651,509)	(651,509)
Total Stockholders' Equity	239,372,317	245,212,710
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$491,886,753	$568,351,618

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	For The Three Months Ended		For The Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014

Revenue from unrelated parties – sales of goods	$17,053,145	$50,478,926	$42,779,567	$254,891,263
Revenue from unrelated parties – services	4,013,826	-	17,583,405	-
Revenue from related parties – sales of goods	21,860	45,898,686	83,972,747	108,911,484
Revenue from related parties - services	-	-	43,191	-
Total Revenue	21,088,831	96,377,612	144,378,910	363,802,747
Cost of Revenue	(22,163,818)	(89,054,821)	(142,025,978)	(330,651,702)
Gross Profit	(1,074,987)	7,322,791	2,352,932	33,151,045

Operating Expenses:

Selling expenses	(480,426)	(1,006,441)	(1,506,935)	(4,339,215)
General and administrative expenses	(2,043,997)	(2,687,763)	(6,180,614)	(8,216,753)
Total Operating Expenses	(2,524,423)	(3,694,204)	(7,687,549)	(12,555,968)
Income from Operations	(3,599,410)	3,628,587	(5,334,617)	20,595,077

Other Incomes/(Expenses):
Interest income	2,194	771,046	618,058	2,607,812
Interest expense	(177,191)	(1,998,580)	(5,593,946)	(6,376,833)
Changes in fair value of warrant liabilities	138	143,567	866	76,669
Income from equity method investments	-	30,681	-	296,809
Other income	(13,019)	(90,919)	280,079	128,107
Other expense	(34,125)	(744,370)	(219,055)	(964,150)
Total Other Expenses, net	(222,003)	(1,888,575)	(4,913,998)	(4,231,586)

Income/(Loss) Before Taxes	(3,821,413)	1,740,012	(10,248,615)	16,363,491
Income tax (expense)/benefit	1,269,521	(626,356)	2,631,851	(3,666,452)
Net Income/(Loss)	$(2,551,892)	$1,113,656	$(7,616,764)	$12,697,039

Other Comprehensive Income:
Foreign currency translation adjustment	1,150,656	(2,422,686)	1,631,072	714,426
Comprehensive Income/(Loss)	$(1,401,236)	$(1,309,030)	$(5,985,692)	$13,411,465

Basic Earnings/(Loss) per Share	$(0.06)	$0.03	$(0.18)	$0.31
Diluted Earnings/(Loss) per Share	$(0.06)	$0.03	$(0.18)	$0.31

Basic Weighted Average Shares Outstanding	41,679,096	41,548,819	41,667,232	41,470,152
Diluted Weighted Average Shares Outstanding	41,679,096	41,548,819	41,667,232	41,470,152

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Nine Months Ended
	March 31,
	2015	2014
Cash Flows from Operating Activities:
Net (loss)/income	$(7,616,764)	$12,697,039
Adjustments to reconcile net income to net cash provided by/(used in) operating activities
Depreciation and amortization	6,278,329	6,800,389
Provision/(reversal) for doubtful accounts	67,797	(121,322)
Stock based compensation	145,299	398,123
Foreign currency exchange gain	-	(37,907)
Gain on disposal of property, plant and equipment	-	(11,075)
Income from equity method investments	-	(296,809)
Deferred income taxes	(2,631,851)	(8,987)
Changes in fair value of warrant liabilities	(866)	(76,669)
Changes in current assets and liabilities:
Restricted cash	60,945,391	(7,926,735)
Trade accounts receivable, unrelated parties	(1,129,463)	(588,183)
Trade accounts receivable, related parties	(23,143,463)	(26,643,587)
Notes receivable	131,816	-
Other receivables and prepayments, unrelated parties	(182,090)	(1,821,968)
Advances to suppliers, unrelated parties	493,863	21,997,275
Advances to suppliers, related parties	(21,316,668)	(89,009,045)
Inventories	48,620,660	(38,600,780)
Accounts payable, unrelated parties	1,255,961	64,198,549
Accounts payable, related parties	351,345	41,735,109
Notes payable	(134,802,460)	-
Other payables and accrued expenses, unrelated parties	10,294,917	247,358
Other payables and accrued expenses, related parties	259,895	27,528,078
Advances from customers, unrelated parties	1,128,382	4,702,254
Advances from customers, related parties	(14,509,520)	15,989,417
Net Cash (Used in)/Provided by Operating Activities	(75,359,490)	31,150,524

Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(786,588)	(8,488,717)
Proceeds from disposal of property, plant and equipment	87,374	17,178
Purchase of intangible assets	-	(568,119)
Payments for short-term investments	-	(13,851,544)
Proceeds from sale of short-term investments	3,253,196	-
Net Cash Provided by/(Used In) Investing Activities	2,553,982	(22,891,202)

Cash Flows from Financing Activities:
Proceeds from loans	178,913,067	93,219,276
Repayment of loans	(115,854,623)	(121,389,798)
Proceeds from issuance of common stock	-	1,500,000
Changes in restricted cash	-	21,517,459
Net Cash Provided by Financing Activities	63,058,444	(5,153,063)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	180,079	(12,317)

Net Change in Cash and Cash Equivalents	(9,566,985)	3,093,942
Cash and Cash Equivalents at Beginning of Period	12,178,225	3,601,385
Cash and Cash Equivalents at End of Period	$2,611,240	$6,695,327
Supplemental Non-Cash Information:
Accounts payable for purchase of long-term assets	$853,408	$110,393
Advances for purchase of long-term assets	$-	$17,123,508

Supplemental Cash Flow Information:
Cash paid during the period for interest expense	$(4,160,475)	$(7,256,280)
Cash paid during the period for income tax	$-	$(4,678,335)